EXHIBIT 23.1   CONSENT OF F. ROBBE INTERNATIONAL ATTORNEYS AT LAW

                                January 6, 2005

U.S. Securities and Exchange Commission
Division of Corporation Finance 450
Fifth Street, N.W.
Washington, D.C. 20549

Re:      BonusAmerica Worldwide Corp. - Form S-8

Gentlemen:

I have acted as counsel to BonusAmerica Worldwide Corp.., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 10,000,000 shares of its $0.001 par value common stock, ("Plan Shares"), which are issuable pursuant to the Company's 2005 Non-Qualified Incentive Stock Compensation Plan. I hereby consent to all references to my firm included in this Registration Statement, included the opinion of legality.

Very truly yours,


By:___________________________
      Fletcher A. Robbe, Esq.